Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-200905) of Green Dot Corporation, and
(2)Registration Statements (Form S-8 No. 333-168283, No. 333-181326, No. 333-188495, No. 333-196972, No. 333-220185, No. 333-237549, No. 333-238176, and No. 333-241087) pertaining to various equity award plans of Green Dot Corporation of our reports dated February 26, 2021, with respect to the consolidated financial statements of Green Dot Corporation, and the effectiveness of internal control over financial reporting of Green Dot Corporation, included in this Annual Report (Form 10-K) of Green Dot Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California
February 26, 2021